                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

                                    FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities and Exchange Act of 1934 or Suspension of Duty to File Reports
    Under Sections 13 and 15(d) of the Securities and Exchange Act of 1934.

                                  Commission File Number         1-8598
                                                          ----------------------

                            A. H. BELO CORPORATION
--------------------------------------------------------------------------------
            (Exact Name of Registrant as specified in its charter)

     Communications Center, 400 South Record Street, Dallas, Texas 75202
--------------------------------------------------------------------------------
  (Address, including zip code and telephone number, including area code, of registrant's principal executive offices.

           Interests in A. H. Belo Corporation Employee Thrift Plan
--------------------------------------------------------------------------------
           (Title of each class of securities covered by this Form)

                    Series A Common Stock, $1.67 par value
--------------------------------------------------------------------------------
                    Series B Common Stock, $1.67 par value
--------------------------------------------------------------------------------
 (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remain.)

       Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

              Rule 12g-4(a)(1)(I)          [ ]    Rule 12h-3(b)(1)(ii) [ ]
              Rule 12g-4(a)(1)(ii)         [ ]    Rule 12h-3(b)(2)(I)  [ ]
              Rule 12g-4(a)(2)(I)          [ ]    Rule 12h-3(b)(2)(ii) [ ]
              Rule 12g-4(a)(2)(ii)         [ ]
              Rule 12h-3(b)(1)(I)(i)       [X]    Rule 15d-6           [ ]

       Approximate number of holders of record as of the certification or notice date:
                    -0-
       ---------------------------------

       Pursuant to the requirements of the Securities Exchange Act of 1934 A.H. Belo Corporation has caused this certification/notice to be signed on its behalf, and the trustee (or other persons who administer the A.H. Belo Corporation Employee Thrift Plan (the "Plan")) has caused this certification/notice to be signed on behalf of the Plan, by the undersigned duly authorized person.

DATE:     September 16, 1997                        BY:  /s/ MARIAN SPITZBERG
     --------------------------------------------      ------------------------